UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

DSW Inc.

(Name of Issuer)

Class A and Class B Common Stock, no par value

(Title of Class of Securities)

23334L102

(CUSIP Number)

Elizabeth Crimer, Esq., Proskauer Rose LLP, 1001 Pennsylvania Avenue, NW, Suite 400 South, Washington, DC 20004

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 7, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 23334L102	13G	Page 2 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ann Schottenstein Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,504(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,504(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe and Susan Diamond, sisters, are co-trustees.
(2)	6,504 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of that certain Voting and Stockholders Agreement, by and among Jay L. Schottenstein, Ann S. Deshe, Susan S. Diamond and the additional parties named therein, dated as of September 16, 2011 (the “Voting Agreement”). Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann Deshe and Susan Diamond have shared dispositive power over the shares held by the Ann Schottenstein Deshe 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2012.

CUSIP No. 23334L102	13G	Page 3 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Daniel Matthew Deshe 1987 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 71,566(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,566(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.16%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	Includes 63,085 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ari Deshe has dispositive power over the shares held by the Daniel Michael Deshe 1987 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 4 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dara Lauren Deshe 1985 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 71,566(2)
	8.	SHARED DISPOSITIVE POWER 00,000
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,566(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.16%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	Includes 63,085 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ari Deshe has dispositive power over the shares held by the Dara Lauren Deshe 1985 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 5 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David Scott Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 71,566(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,566(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.16%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	Includes 63,085 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ari Deshe has dispositive power over the shares held by the David Scott Deshe 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 6 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elie Michael Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 71,566(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,566(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.16%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	Includes 63,085 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ari Deshe has dispositive power over the shares held by the Elie Michael Deshe 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 7 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 4(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,000(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,000(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Susan Diamond is the trustee.
(2)	Ann Deshe has voting power over 25,000 shares held by the Jerome Schottenstein 2011 Subchapter S Trust No.4; however, the remainder of the shares in such trust are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement and so are not deemed to be beneficially owned by Ann Deshe. As trustee, Susan Diamond has dispositive power over all such shares.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 8 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 5(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,000(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,000(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Susan Diamond is the trustee.
(2)	Ann Deshe has voting power over 25,000 shares held by the Jerome Schottenstein 2011 Subchapter S Trust No.5; however, the remainder of the shares in such trust are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement and so are not deemed to be beneficially owned by Ann Deshe. As trustee, Susan Diamond has dispositive power over all such shares.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 9 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 6(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,000(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,000(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Susan Diamond is the trustee.
(2)	Ann Deshe has voting power over 25,000 shares held by the Jerome Schottenstein 2011 Subchapter S Trust No.6; however, the remainder of the shares held in such trust are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement and so are not deemed to be beneficially owned by Ann Deshe. As trustee, Susan Diamond has dispositive power over all such shares.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 10 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 7(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,000(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,000(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Susan Diamond is the trustee.
(2)	Ann Deshe has voting power over 25,000 shares held by the Jerome Schottenstein 2011 Subchapter S Trust No.7; however, the remainder of the shares held in such trust are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement and so are not deemed to be beneficially owned by Ann Deshe. As trustee, Susan Diamond has dispositive power over all such shares.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 11 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 8(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 644,967(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,967(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.45%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is the trustee.
(2)	Includes 559,636 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ann Deshe has dispositive power over the shares held by the Jerome Schottenstein 2011 Subchapter S Trust No. 8; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 12 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 9(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 644,967(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,967(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.45%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	Includes 559,636 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ann Deshe has dispositive power over the shares held by the Jerome Schottenstein 2011 Subchapter S Trust No. 9; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 13 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jillian Leigh Diamond 1987 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 41,538(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,538(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	Includes 27,748 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ann Deshe has dispositive power over the shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 14 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Saul Schottenstein 2002 Trust No. 2(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 548,013(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 548,013(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.23%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	Includes 548,013 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As trustee, Ann Deshe has dispositive power over the shares held by the Saul Schottenstein 2002 Trust No. 2; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 15 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Susan Schottenstein 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 114,853(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 572,961(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.28%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Susan Diamond and Ann Deshe, sisters, are co-trustees.
(2)	Includes 458,108 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann Deshe and Susan Diamond have shared dispositive power over the shares held by the Susan Schottenstein 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 16 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Daniel Matthew Deshe 1998 Irrevocable Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 153,738(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,738(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.34%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann and Ari Deshe, husband and wife, are co-trustees.
(2)	Includes 153,738 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann and Ari Deshe have shared dispositive power over the shares held by The Daniel Matthew Deshe 1998 Irrevocable Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 17 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Dara Lauren Deshe 1998 Irrevocable Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 153,738(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,738(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.34%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann and Ari Deshe, husband and wife, are co-trustees.
(2)	Includes 153,738 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann and Ari Deshe have shared dispositive power over the shares held by The Dara Lauren Deshe 1998 Irrevocable Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 18 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The David Scott Deshe 1998 Irrevocable Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 153,738(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,738(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.34%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann and Ari Deshe, husband and wife, are co-trustees.
(2)	Includes 153,738 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann and Ari Deshe have shared dispositive power over the shares held by The David Scott Deshe 1998 Irrevocable Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 19 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Elie Michael Deshe 1998 Irrevocable Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 153,738(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,738(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.34%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann and Ari Deshe, husband and wife, are co-trustees.
(2)	Includes 153,738 Class B common shares, which are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement. As co-trustees, Ann and Ari Deshe have shared dispositive power over the shares held by The Elie Michael Deshe 1998 Irrevocable Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 20 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Deshe Family Foundation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 29,555
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 29,555
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,555
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%(1)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 21 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ari Deshe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,207(1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 291,471(2)
	8.	SHARED DISPOSITIVE POWER 614,952(3)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 906,423(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.03%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes 5,207 Class A common shares individually owned.
(2)	Includes 5,207 Class A common shares individually owned, as well as dispositive power, as trustee or co-trustee, over (i) 8,481 Class A common shares held by each of the Daniel Matthew Deshe 1987 Subchapter S Trust, the Dara Lauren Deshe 1985 Subchapter S Trust, the David Scott Deshe 1983 Subchapter S Trust and the Elie Michael Deshe 1983 Subchapter S Trust, respectively, and (ii) 63,085 Class B common shares held by each of the Daniel Matthew Deshe 1987 Subchapter S Trust, the Dara Lauren Deshe 1985 Subchapter S Trust, the David Scott Deshe 1983 Subchapter S Trust and the Elie Michael Deshe 1983 Subchapter S Trust, respectively. Such Class B common shares are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Includes dispositive power, as trustee or co-trustee, over 614,952 Class B common shares held by each of the Daniel Matthew Deshe 1998 Irrevocable Trust, the Dara Lauren Deshe 1998 Irrevocable Trust, the David Scott Deshe 1998 Irrevocable Trust and the Elie Michael Deshe 1998 Irrevocable Trust, respectively. Such Class B common shares are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(4)	The shares in notes 1, 2, and 3 above.
(5)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 22 of 31

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ann Deshe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 129,555(1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,915,544(2)
	8.	SHARED DISPOSITIVE POWER 1,187,913(3)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,203,457(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.18%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes (i) 25,000 shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 4, the Jerome Schottenstein 2011 Subchapter S Trust No. 5, the Jerome Schottenstein 2011 Subchapter S Trust No. 6, and the Jerome Schottenstein 2011 Subchapter S Trust No. 6, respectively, and (ii) 29,555 Class A common shares held by the Deshe Family Foundation.
(2)	As trustee or co-trustee, includes dispositive power over (i) 214,007 Class A common shares, consisting of (a) 85,311 shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 8 and the Jerome Schottenstein 2011 Subchapter S Trust No. 9, respectively, (b) 29,555 Class A common shares held by the Deshe Family Foundation (over which Ann Deshe also has voting power), and (c) 13,790 Class A common shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust, and (ii) 1,701,537 Class B common shares, consisting of (a) 6,504 Class B common shares held by the Ann Schottenstein Deshe 1983 Subchapter S Trust, (b) 559,636 class B shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 8 and the Jerome Schottenstein 2011 Subchapter S Trust No. 9, respectively, (c) 27,748 Class B common shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust and (d) 548,013 Class B common shares held by the Saul Schottenstein 2002 Trust No. 2. Such Class B common shares are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	As trustee or co-trustee, includes dispositive power over (i) 114,853 Class A common shares held by the Susan Schottenstein 1983 Subchapter S Trust, and (ii) 1,073,060 Class B common shares, consisting of (a) 458,108 Class B common shares held by the Susan Schottenstein Deshe 1983 Subchapter S Trust and (b) 153,738 Class B common shares held by each of the Daniel Matthew Deshe 1998 Irrevocable Trust, the Dara Lauren Deshe 1998 Irrevocable Trust, the David Scott Deshe 1998 Irrevocable Trust and the Elie Michael Deshe 1998 Irrevocable Trust, respectively. Such Class B common shares are convertible into Class A common shares on a one-for-one basis subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. Upon conversion, such Class A common shares are subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(4)	The shares in notes 1, 2, and 3 above.
(5)	Based on 44,604,909 common shares outstanding, including 34,498,234 Class A common shares and 10,106,675 Class B common shares outstanding as of May 31, 2012, as reported in DSW Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on June 1, 2012.

CUSIP No. 23334L102	13G	Page 23 of 31

Item 1.	(a)	Name of Issuer:

DSW Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

810 DSW Drive Columbus, OH 43219

Item 2.	(a) through (c):

This Amendment No.1 to Schedule 13G is being filed by the following individuals and entities, all of which are either residents of or entities formed in the United States and having the principal address of 16047 Collins Ave., Apt. 1104, Sunny Isles Beach, FL 33060 (each, a “Reporting Person,” and together, the “Reporting Persons”):

Ann Schottenstein Deshe 1983 Subchapter S Trust

Daniel Matthew Deshe 1987 Subchapter S Trust

Dara Lauren Deshe 1985 Subchapter S Trust

David Scott Deshe 1983 Subchapter S Trust

Elie Michael Deshe 1983 Subchapter S Trust

Jerome Schottenstein 2011 Subchapter S Trust No. 4

Jerome Schottenstein 2011 Subchapter S Trust No. 5

Jerome Schottenstein 2011 Subchapter S Trust No. 6

Jerome Schottenstein 2011 Subchapter S Trust No. 7

Jerome Schottenstein 2011 Subchapter S Trust No. 8

Jerome Schottenstein 2011 Subchapter S Trust No. 9

Jillian Leigh Diamond 1987 Subchapter S Trust

Saul Schottenstein 2002 Trust No. 2

Susan Schottenstein 1983 Subchapter S Trust

The Daniel Matthew Deshe 1998 Irrevocable Trust

The Dara Lauren Deshe 1998 Irrevocable Trust

The David Scott Deshe 1998 Irrevocable Trust

The Elie Michael Deshe 1998 Irrevocable Trust

Ari Deshe

Deshe Family Foundation

Ann Deshe

	(d)	Title of Class of Securities

Class A and Class B Common Stock, no par value.

	(e)	CUSIP Number

23334L102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

CUSIP No. 23334L102	13G	Page 24 of 31

Item 4.	Ownership.

Reference is made as to each of the Reporting Persons hereunder to Rows 5-9 and 11 of each of the cover pages of this Amendment No.1 to Schedule 13G and associated footnotes, which are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURES After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CUSIP No. 23334L102	13G	Page 25 of 31

Date: June 11, 2012		/s/ Ari Deshe
Ari Deshe

/s/ Ann Deshe
Ann Deshe

Date: June 11, 2012	Ann Schottenstein Deshe 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Daniel Matthew Deshe 1987 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Dara Lauren Deshe 1985 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	David Scott Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Elie Michael Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

CUSIP No. 23334L102	13G	Page 26 of 31

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 4

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 5

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 6

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 7

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 8

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 9

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jillian Leigh Diamond 1987 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Saul Schottenstein 2002 Trust No. 2

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

CUSIP No. 23334L102	13G	Page 27 of 31

Date: June 11, 2012	Susan Schottenstein 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	The Daniel Matthew Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The Dara Lauren Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The David Scott Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The Elie Michael Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Deshe Family Foundation

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	President

CUSIP No. 23334L102	13G	Page 28 of 31

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of DSW Inc.

EXECUTED this 11th day of June, 2012.

Date: June 11, 2012		/s/ Ari Deshe
Ari Deshe

/s/ Ann Deshe
Ann Deshe

Date: June 11, 2012	Ann Schottenstein Deshe 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Daniel Matthew Deshe 1987 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Dara Lauren Deshe 1985 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

CUSIP No. 23334L102	13G	Page 29 of 31

Date: June 11, 2012	David Scott Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Elie Michael Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 4

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 5

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 6

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 7

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 8

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 9

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

CUSIP No. 23334L102	13G	Page 30 of 31

Date: June 11, 2012	Jillian Leigh Diamond 1987 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Saul Schottenstein 2002 Trust No. 2

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Susan Schottenstein 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	The Daniel Matthew Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The Dara Lauren Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The David Scott Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	The Elie Michael Deshe 1998 Irrevocable Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

CUSIP No. 23334L102	13G	Page 31 of 31

Date: June 11, 2012	Deshe Family Foundation

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	President